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                        UNITED STATES BANKRUPTCY COURT
                         NORTHERN DISTRICT OF ALABAMA
                               EASTERN DIVISION


IN THE MATTER OF:                           )         BANKRUPTCY CASE NO.
                                            )
GULF STATES STEEL, INC.                     )           99-41958-JSS-11
     OF ALABAMA,                            )
                                            )
                   DEBTOR.                  )              CHAPTER 11

 FINAL ORDER PURSUANT TO 11 U.S.C. (S)(S) 105(a), 364(c)(1), (c)(3) AND (d)(1)
 (I) AUTHORIZING DEBTOR TO OBTAIN TRADE CREDIT FROM SUPPLIERS SECURED BY LIEN ON DEBTOR'S ASSETS WITH ADMINISTRATIVE EXPENSE PRIORITY, AND (II) AUTHORIZING
 DEBTOR TO PAY CREDIT EXTENSION FEES

     Upon consideration of the motion, dated June 30, 1999 (the "Motion"), of Gulf States Steel, Inc. of Alabama ("GSS" or the "Debtor"), the above-captioned debtor, as debtor-in-possession, seeking, among other things, (i) pursuant to sections 105(a), 364(c)(1), (c)(3) and (d)(1) of title 11 of the United States Code (the "Bankruptcy Code") and Rule 4001 of the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules"), authorization for GSS to obtain from suppliers who provide continuous postpetition trade credit terms of at least (a) twice the number of days that are listed on Exhibit A to the Motion as "Current Trade Term Days" next to such supplier's name (but in no case, less than 30 days), or (b) 45 days (whether or not such supplier is listed on Exhibit A to the Motion), in each case for a period of at least 6 months ("Continuous Credit"), secured by a collection lien (the "Trade Collection Lien") on the Noteholders' Collateral/1/, junior to that of any Court approved DIP Lenders and certain carve-outs for professional fees and expenses, but senior to the Noteholders' prepetition liens, with superpriority administrative expense status on all such postpetition credit extended to the Debtor,

_____________________
/1/ All capitalized terms not otherwise defined herein shall have the meaning ascribed to therein the Motion.
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subordinate to all administrative claims granted under Bankruptcy Code (S)
364(c)(1), subject to certain carve-outs in accordance with the terms and conditions set forth in the Preferred Supplier Continuous Credit Program (the "Program") described in the Motion, (ii) authorizing the Debtor to pay credit extrension fees not to exceed $7.5 million in the aggregate in accordance with the terms and conditions set forth in the Program; and the Court having entered an interim order dated July 7, 1999 following an interim hearing held on July 2, 1999 and July 6, 1999 granting the relief requested in the Motion, scheduling a hearing to consider the final authorization of the relief requested in the motion (the "Final Hearing"), and approving the form and manner of notice of the Final Hearing; and the Court having considered the Motion and the Exhibits attached thereto, including the Program; and due and proper notice of the Motion and the Final Hearing having been given, and no other notice being necessary; and it appearing that the requested relief is in the best interest of GSS, its creditors and estate, and necessary to ensure the continued and successful reorganization or orderly liquidation of GSS; and upon the Final Hearing with respect to the relief sought held on July 20, 1999; and after due deliberation and good and sufficient cause appearing therefor;

          IT IS HEREBY FOUND AND DETERMINED:

          A. Substantially all of the Debtor's assets are encumbered by liens securing the claims of the holders of GSS's 13 1/2% First Mortgage Note (the "Notes") and claims of the Pre-Petition Revolving Credit Lenders, under a revolving line of credit (the "Fleet Revolver"). The Fleet Revolver is secured by, among other things, GSS's inventory, accounts and certain intangibles and the Notes are secured by, among other things, the Debtor's real estate and equipment (the "Noteholder Collateral");

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          B.  GSS does not have sufficient available sources of working capital and financing needed to purchase goods and services on a cash basis, even under the proposed debtor-in-possession credit facilities of which the Debtor seeks approval from the Court simultaneously herewith. GSS does not believe it can be successful in obtaining open account credit from its vendors on more favorable terms than under the Program and will be unable to obtain sufficient unsecured trade credit under sections 503(b)(1) of the Bankruptcy Code as an administrative expense without additional financial accommodations. GSS believes that additional trade credit will be unavailable to GSS without it (i) granting its suppliers who provide Continuous Credit the Trade Collection Lien for all of their postpetition claims under the Program on all of the Noteholders' Collateral, junior to that of any Court approved DIP lenders and certain carveouts for professional fees and expenses but senior to the Noteholders' prepetition liens and security interests, and (ii) paying credit extension fees to certain suppliers who provide it with Continuous Credit;

          C. The relief sought is required to avoid immediate and irreparable harm to the Debtor's estate;

          D. The ability of GSS to finance its operations and the availability to it of sufficient working capital through the incurrence of trade credit on Continuous Credit terms and other financial accommodations appears to be in the best interest of GSS and its creditors and estate;

          E. The Program is the result of good faith negotiations and arms-length bargaining between GSS and certain of its suppliers, and any credit extended to GSS by suppliers, including the interim extensions of credit, shall be deemed to have

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been extended and made in good faith, within the meaning of section 364(e) of the Bankruptcy Code.

          F. The committee of Noteholders supports and has consented to the Program, and the Indenture Trustee with respect to the Notes has no objection to the Program, pursuant to a stipulation between the Debtor and the Noteholder Committee with respect to Adequate Protection (the "Adequate Protection Stipulation") dated June 30, 1999.

          G. The interests of the Indenture Trustee with respect to the Notes and of all other holders of liens against the collateral subject to the security interest of the Noteholders is adequately protected (i) in that the financing to be provided under the Program will enable the Debtor to remain in continuous operation and will preserve the value of the Noteholders' collateral that would otherwise be reduced substantially in the event the Debtor ceased operations due to a lack of working capital; and (ii) pursuant to the terms of the Adequate Protection Stipulation.

          H. Good and sufficient notice of the Motion and of the Debtor's request for approval of the Program as described in the Motion and incorporated herein by reference, and the Final Hearing thereon has been provided in accordance with Bankruptcy Rule 4001, which notice is sufficient for all purposes under the Bankruptcy Code, including without limitation, sections 102(1) and 364 of the Bankruptcy Code, and the applicable Bankruptcy Rules, and any requirement for other and further notice is hereby dispensed with and waived.

          ACCORDINGLY, IT IS THIS 20/th/ DAY OF JULY, 1999, HEREBY ORDERED, as follows:

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          1.   The relief sought in the Motion is hereby GRANTED.

          2. GSS is authorized to obtain postpetition trade credit (the "Emergency Trade Credit") pursuant to the terms of the Preferred Supplier Continuous Credit Program, a copy of which is attached hereto as Exhibit A; provided that the Debtor shall not obtain more than $15 million of Emergency Trade Credit under the Program.

          3. GSS is authorized to do all acts and execute all documents necessary or useful to implement the Program.

          4. In exchange for extending Emergency Trade Credit, each of the suppliers who provides Continuous Credit is hereby granted, with respect to all such supplier's postpetition debt under the Program, the Trade Collection Lien on all of the Noteholders' Collateral, junior to any liens securing Court approved debtor in possession financing and to the carve-out for professional fees and expenses, but senior to the Noteholders' prepetition liens and security interests; provided that such post-petition lien shall have the following terms:

               a. The Trade Collection Lien granted to suppliers hereunder shall entitle such suppliers to the proceeds remaining after enforcement of all prior liens but in no event shall entitle them to any rights to accelerate, to commence foreclosure proceedings, to demand marshalling, or to receive adequate protection, or to any other rights or remedies including, without limitation, to contest, object to or otherwise dispute the valuation of collateral subject to the Trade Collection Lien, or any other action that holders of senior liens may take with respect to such collateral, it being understood that the Trade Collection Lien provides for and pertains only to a right of collection of any remaining proceeds of such collateral;

               b. The lien and security interest granted in favor of the suppliers described herein shall be deemed valid, binding, enforceable and perfected upon entry of this Order;

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               c.  Suppliers shall not be required to file, and are prohibited from filing, any financing statements, mortgages, notices of liens or similar instruments in any jurisdiction or filing office, and need not take possession of any item of collateral securing the indebtedness hereby approved or any other action in order to validate or perfect the liens and security interests granted by or pursuant to this Order or pursuant to the Preferred Supplier Continuous Credit Program and are prohibited from taking such actions;

               d. To the extent that any applicable nonbankruptcy law otherwise would restrict the granting, scope, enforceability, attachment, or perfection of the security interests and liens authorized or created hereby, or otherwise would impose filing or registration requirements with respect thereto, such law hereby is preempted to the maximum extent permitted by the United States Constitution, the Bankruptcy Code, otherwise applicable federal law, and the judicial power of the Bankruptcy Court.

          5. In exchange for extending the Emergency Trade Credit, suppliers who provide Continuous Credit are also granted an allowed, superpriority administrative expense claim pursuant to section 364(c)(1) of the Bankruptcy Code in the amount of any Emergency Trade Credit actually extended by such supplier to GSS, which claim shall have priority over any and all administrative expenses of the kind specified in sections 105, 503(b), 507(a) or 507(b) of the Bankruptcy Code, subject and subordinate, however, to (a) (i) superpriority administrative expenses owed with respect to any Court-approved postpetition financing (collectively, the "DIP Lenders Exception"); (ii) superpriority claims under Section 507(b) of the Bankruptcy Code to the Pre-Petition Revolving Credit Lenders for any lack of adequate protection of their interest in any property of the Debtor's estate (the "Prepetition Revolving Credit Lenders Exception");
(iii) administrative expenses for fees and expenses owed to professionals ("Professionals") in this case, in each case to the extent that their payment is authorized pursuant to an Order of this Court (collectively, the "Professional Fees Exception"), and (iv) fees of the

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Bankruptcy Administrator (the "Bankruptcy Administrator") in the Chapter 11 case of the Debtor payable pursuant to 28 U.S.C. Section 1930(a)(6) (the "Bankruptcy Administrator's Fees Exception"), which such administrative claims shall rank ahead of and shall be entitled in the event of a liquidation of GSS to payment prior to payment of the administrative claims of suppliers, and (b) any payments actually made in the ordinary course of business or administrative claims (other than any such claims that have been disallowed) owed by GSS not relating to fees or expenses of any DIP Lenders, Professionals or the Bankruptcy Administrator, including, without limitation, expenses and fees referred to in Sections 503(b), 365(d)(3), and 365(d)(10) of the Bankruptcy Code (the "Ordinary Administrative Claims Exception").

          6. The Professional Fees Exception and the Ordinary Administrative Claims Exception relate only to the administrative priority of the suppliers' administrative claim, and do not, except as otherwise provided herein, affect, diminish or prime the priority of the Trade Collection Lien on the Debtor's real and personal assets, which shall not be subject to surcharge; except that GSS
                                                              ------
may make payments under the DIP Lenders Exception, the Professional Fees Exception, the Prepetition Revolving Credit Lenders Exception, the Bankruptcy Administrator's Fees Exception, if any, or the Ordinary Administrative Claims Exception, and such payments may be made from cash or cash equivalents of GSS notwithstanding the existence of any lien and security interest of the suppliers therein, if any, and the suppliers authorize the making of such payments in such circumstances free of their administrative claim and/or lien and security interest, if any.

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          7.   The Debtor is authorized to pay the credit extension fee payments as provided in the Program; provided, however, that the maximum amount eligible
                            --------  ------
to receive a credit extension fee hereunder does not exceed $15 million in the aggregate and that the maximum amount payable as a credit extension fee does not exceed $7.5 million in the aggregate; and further provided that all such credit
                                          ----------------
extension fees under the Program shall be suspended during the continuance of any event of default under any DIP financing agreement.

          8. The Clerk of this Court is hereby directed to forthwith enter this Order on the docket of this Court maintained with regard to the Chapter 11 case.

 Dated: Anniston, Alabama
        July 20, 1 999


                                                ______________________________
                                                UNITED STATES BANKRUPTCY JUDGE

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                      GULF STATES STEEL, INC. OF ALABAMA
                 Preferred Supplier Continuous Credit Program

Each supplier listed on the attached schedule who offers the Debtor post-petition credit terms at least equal to the lesser of (i) twice the number of days that are listed on the schedule as "Current Trade Term Days," (but not less than 30 days) or (ii) 45 days, or any supplier not listed on the attached schedule who offers the Debtor post-petition credit terms of at least 45 days, in all cases for a continuous period of at least 6 months ("Continuous Credit"), shall receive the following treatment:

1. Such supplier's post-petition claim for Continuous Credit shall be entitled to priority administrative expense status subordinate to all claims of DIP lenders granted under Bankruptcy Code (S) 364 (c)(1).

2. Such supplier's post-petition claim for Continuous Credit shall be secured by a collection lien as described below on all of Gulf States' assets that are subject to the pre-petition security interest of the indenture trustee with respect to Gulf States' 13 1/2% First Mortgage Notes and shall be senior to such lien but shall be subordinate and junior to all liens of any entities having claims for money borrowed under Bankruptcy Code (S) 364(d)(1).

3. After 6 months of Continuous Credit, and assuming Continuous Credit continues to exist at the date each payment is due, payments equal to the following percentages of the lower of (i) such supplier's pre-petition debt or (ii) such supplier's cumulative average monthly balance of post-petition debt, beginning the second month after the supplier enters the Preferred Supplier Continuous Credit Program.


                                                 Maximum
                     Month         Amount   Cumulative Amount
                    ------         ------   -----------------
                     7-12           1.25%          7.5%
                     13-18          1.00%          13.5%
                     19-35          2.00%          47.5%
                     36             2.50%          50.0%

4. The maximum aggregate amount of the debtor's pre-petition debt eligible for payments as described in number 3 above is $15 million and the maximum amount payable with respect to such pre-petition debt is $7.5 million.

5. The balance of such supplier's pre-petition claim (i.e., either 50% of the pre-petition balance if the supplier participates in the Preferred Supplier Continuous Credit Program for the entire 36 month period or the remaining pre-petition balance at the date the supplier ceases to participate in the Preferred Supplier Continuous Credit Program) shall be entitled to the same recovery, if any, as subsequently negotiated for all similarly situated unsecured trade creditors with respect to pre-petition debt.
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If a supplier ceases Continuous Credit before 6 months have elapsed, then measurement of the 6 month period restarts from the time that the supplier next begins to offer Continuous Credit.

If a supplier ceases Continuous Credit after the payments have begun as described in Number 3 above, then the remaining payments shall resume at the option of the Debtor after Continuous Credit resumes for a period of at least 3 months. During the cessation period, the supplier will not be entitled to status as a secured creditor.

If a supplier never provides Continuous Credit, then that supplier shall be entitled to (i) administrative expense claim status as statutorily provided with respect to post-petition debt and, (ii) recovery, if any, as subsequently negotiated for all similarly situated unsecured trade creditors with respect to pre-petition debt.

The "DIP Lenders" shall include any party to whom the Debtor becomes indebted for money borrowed in any amount approved by the Court during the Debtor's Chapter 11 case.

The collection lien provided to suppliers of Continuous Credit under the Program shall entitle them to any collateral proceeds remaining after enforcement of prior liens, but shall not entitle them to any right to accelerate, to commence foreclosure or other enforcement proceedings, to demand marshalling, to receive adequate protection or to any other rights or remedies, including, without limitation to contest, object to or otherwise dispute the valuation of collateral subject to the collection lien or any other action that holders of senior liens may take with respect to such collateral, it being understood that the collection lien provides for and pertains only to a right of collection of any remaining proceeds of such collateral.

The Debtor shall develop such rules and procedures as are necessary to carry out the provisions of this Continuous Credit arrangement for suppliers.